Company Contact:	Investor Relations Contact:
Ms. Ying Yang	Mr. Crocker Coulson
Chief Financial Officer	President
China Green Agriculture, Inc.	CCG Investor Relations
Tel: +1-626-623-2575	Tel: +1-646-213-1915 (NY Office)
E-mail: yangying@techteam.com.cn	E-mail: crocker.coulson@ccgir.com
Graham Reed, Financial Writer
E-mail: graham.reed@ccgir.com

FOR IMMEDIATE RELEASE

China Green Agriculture, Inc. Announces
Second Quarter 2009 Results

•	Provides fiscal year 2009 Q3 revenue guidance of $7.7 million to $8.2 million, EPS guidance of $0.14 to $0.17
•	Updates fiscal year 2009 full year revenue guidance to $31.6 million to $32.8 million, EPS guidance to $0.61 to $0.66

Xi’an, China – February 11, 2009 – China Green Agriculture, Inc. (OTC Bulletin Board: CGAG) (“China Green Agriculture” or “the Company”), a leading producer and distributor of humic acid (“HA”) based liquid compound fertilizer through its wholly owned subsidiary, Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd. (“Techteam”), today announced its financial results for the second quarter of fiscal 2009 ended December 31, 2008.

Second Quarter 2009 Highlights

•	Net revenues totaled $7.0 million, up 86.4% year-over-year
•	Gross profit was $4.1 million, or 58.6% of revenues, up 92.0% year-over-year
•	Operating income was $3.1 million, up 297.5% year-over-year
•	Net income was $2.7 million, up 264.1% year-over-year, or $0.14 per basic and fully diluted share
•	Introduced two new fertilizer products under its high-end brand, Jinong
•	Completed technical upgrades to existing production line, capacity increased 50% to 15,000 metric tons

“We are pleased to announce an outstanding quarter of growth in revenue and earnings per share, both of which exceeded our guidance despite the challenging global economic environment,” stated Mr. Tao Li, chairman, president and chief executive officer of China Green Agriculture. “With the Chinese government’s strong support for the agriculture industry and China Green Agriculture’s continual stream of new products to satisfy the local agriculture market, we are confident that our performance will continue to be strong in the coming quarters.”

Second Quarter 2009 Results

Net revenues for the second quarter of fiscal 2009 totaled $7.0 million, up 86.4% from $3.8 million in the same quarter of fiscal year 2008.  The increase was the result of an increase in sales volume due to expansion of the Company’s sales network, the launch of new products and an increase in demand for agricultural byproducts, namely top-grade fruit, vegetables, flowers and colored seedlings, from the Company’s greenhouse R&D facility, namely, Xi’an Jintai Agriculture Technology Development Company (“Jintai”), Techteam’s wholly owned subsidiary. In the second quarter of fiscal year 2009, fertilizer products increased 80.2% year-over-year and accounted for $4.9 million, or 70.6% of total revenues, while products from Jintai increased 103.0% and accounted for $2.1 million, or 29.4% of total revenues. The increase in revenue growth from Jintai when compared with previous quarters was primarily due to an increase in demand for agricultural products during the holiday season.

Gross profit for the second quarter of fiscal year 2009 totaled $4.1 million, an increase of 92.0% from $2.1 million in the same quarter of 2008. Gross profit margin was 58.6% for the second quarter of fiscal year 2009, up slightly from 56.8% in the second quarter of 2008.

Operating expenses for the second quarter of 2009 were $1.0 million, down from $1.3 million in the same quarter of 2008. This decrease was primarily due to one-time costs incurred in the second quarter of fiscal year 2008 related to listing as a public company. Operating expenses were 13.6% of net revenues in the second quarter of fiscal year 2009, down from 35.8% of net revenues in the corresponding quarter of fiscal year 2008.

Operating income for the second quarter of fiscal year 2009 was $3.1 million, up 297.5% from $0.8 million in the second quarter of fiscal year 2008. Operating margin was 44.9%, compared to 21.1% in the same quarter of 2008.

Net income for the second quarter of fiscal year 2009 was $2.7 million, or $0.14 per basic and fully diluted share, up 264.1% compared with net income of approximately $0.7 million, or $0.06 per basic and fully diluted share, during the same period in fiscal year 2008. In the second quarter of 2009, the average weighted shares outstanding were 18.4 million shares versus 11.4 million shares in the second quarter of fiscal year 2008.

Six Months Results

For the first half of fiscal year 2009, revenues were $15.9 million, up 45.1% from $10.9 million in the corresponding period of 2008. Gross profit increased 38.1% to $9.0 million in the first six months of 2009, versus $6.6 million in the same period a year ago. Gross margin was 57.0% in the first half of fiscal 2009 compared to 59.9% during the first half of fiscal 2008. Operating income in the first half of fiscal 2009 rose 51.7% to $7.4 million compared to $4.9 million in the first half of fiscal 2008. Net income, was $6.2 million, or $0.33 per basic and fully diluted share, based on 18.4 million weighted average shares.  Net income in the year ago period was $4.8 million, or $0.43 per basic and fully diluted shares, based on 11.1 million weighted average shares.

Financial Condition

As of December 31, 2008, the Company had $15.1 million in cash and cash equivalents with working capital of $18.3 million. The Company had short term loans of $3.8 million and shareholders’ equity of $23.5 million. The Company had no long term debt as of December 31, 2008. In the first half of fiscal 2009, the Company had $0.7 million in cash flows for operating activities. China Green Agriculture’s capital expenditures were approximately $1.9 million in the first half of the 2009 fiscal year due to the purchase of equipment for its new facility.

Business Outlook

China Green Agriculture provided revenue guidance for the third quarter of fiscal year 2009 of $7.7 million to $8.2 million and basic and fully diluted EPS guidance of $0.14 to $0.17.  For the fiscal year ending June 30, 2009, China Green Agriculture expects to meet or exceed its “make good” provision of $0.61 per fully diluted share with expected revenues of $31.6 million to $32.8 million and EPS of $0.61 to $0.66 per fully diluted share.

“We have built our business based on a vision to promote sustainable development of the agriculture industry in China through the use of green fertilizer products. We believe our continuous effort in research and development of new fertilizers and further expansion of our sales network will position us to become one of the nation’s leading green fertilizer producers,” stated Mr. Li.

“Through our recent capacity upgrade to 15,000 metric tons per year, we expect to continue to grow.  We anticipate continued strong performance from our greenhouse R&D center with strong growth toward the end of our fiscal year in fertilizer sales as we move into the peak growing season.  With the completion of our new, 40,000 metric ton facility, which will come online in the first quarter of our 2010 fiscal year, we expect to maintain our expansion well into the future.”

Conference Call

The Company will conduct a conference call at 9:00 a.m. eastern time on Thursday, February 12, 2009 to discuss results for second quarter of fiscal 2009. To participate in the live conference call, please dial the following number approximately 15 minutes prior to the scheduled conference call time: 1-800-688-0796. International callers should dial +1-617-614-4070. When prompted by the operator, please mention conference passcode 601 411 34.  If you are unable to participate in the call at this time, a replay will be available for 14 days starting on Thursday, February 12, 2009, 11:00 a.m. eastern time. To access the replay, please dial 1-888-286-8010 and enter the passcode 10200202. International callers should dial +1-617-801-6888 and enter the same passcode 10200202.

About China Green Agriculture, Inc.

China Green Agriculture, Inc. produces and distributes humic acid (“HA”) based liquid compound fertilizer through its wholly owned subsidiary, Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd., (“TechTeam”). TechTeam produces and sells approximately 15,000 metric tons of over 100 different kinds of fertilizer products per year. All of TechTeam's fertilizer products are certified by the PRC government as green products and suitable for growing Grade AA "green" foods, also known as green products that contain little or no chemical materials, as stated by the China Green Food Research Center. TechTeam's fertilizers are highly concentrated liquids which require an application of approximately 120 ml per mu per application. Its average end user has approximately four mu of land (one mu = .165 acres).

China Green Agriculture currently markets its fertilizer products to private wholesalers and retailers of agricultural farm products in 27 provinces in the PRC. The leading five provinces by revenue for the three months ended December 31, 2008 are Shannxi (21.6%), Shandong (7.1%), Xinjiang (5.0%), Fujian (5.0%) and Guangdong (4.7%). For more information, visit http://www.cgagri.com.

Cautionary Statement

This press release contains forward-looking statements concerning the Company’s business, products and financial results. The Company’s actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, and various other factors beyond the Company’s control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. China Green Agriculture undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

- FINANCIAL TABLES FOLLOW-

CHINA GREEN AGRICULTURE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF  INCOME AND COMPREHENSIVE INCOME
FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2008 AND 2007
(Unaudited)

	Six Months Ended December 31,		Three Months Ended December 31,
	2008	2007	2008	2007
Net sales	$15,880,128	$10,947,163	$7,000,126	$3,756,142
Cost of goods sold	6,832,199	4,394,981	2,901,306	1,621,220
Gross profit	9,047,929	6,552,182	4,098,820	2,134,923
Operating expenses
Selling expenses	582,537	471,838	366,161	320,133
General and administrative expenses	1,023,774	1,173,962	586,645	1,023,345
Total operating expenses	1,606,311	1,645,800	952,806	1,343,478
Income from operations	7,441,618	4,906,382	3,146,014	791,445
Other income (expense)
Other income	4,655	38,992	-	29,691
Interest income	143,019	15,526	2,624	15,402
Interest expense	(447,923)	(197,600)	(127,059)	(105,031)
Bank charges	(1,430)	(1,504)	(1,050)	(1,482)
Total other income (expense)	(301,679)	(144,585)	(125,485)	(61,420)
Income before income taxes	7,139,939	4,761,797	3,020,529	730,025
Provision for income taxes	984,159	-	362,676	-
Net income	6,155,780	4,761,797	2,657,852	730,025
Other comprehensive items
Foreign currency translation gain/(loss)	(8,321)	553,997	(2,142)	379,536
Comprehensive income	$6,147,459	$5,315,794	$2,655,711	$1,109,561

Basic and diluted weighted average shares outstanding	18,381,702	11,080,077	18,381,702	11,392,886
Basic and diluted net earnings per share *	$0.33	$0.43	$0.14	$0.06

CHINA GREEN AGRICULTURE INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2008 AND JUNE 30, 2008

ASSETS
	December 31, 2008	June 30, 2008
	(Unaudited)
Current Assets
Cash and cash equivalents	$15,079,265	$16,612,416
Restricted cash	134,478	193,392
Accounts receivable, net	4,540,866	3,590,552
Inventories	7,294,456	3,988,979
Other assets	87,863	128,091
Advances to suppliers	584,835	512,845
Total Current Assets	27,721,763	25,026,275

Plant, Property and Equipment, Net	17,922,298	18,199,456

Construction In Progress	6,579,564	5,115,492

Intangible Assets, Net	1,126,638	1,180,159

Total Assets	$53,350,263	$49,521,382

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Accounts payable	$206,217	$232,417
Unearned revenue	342,711	88,950
Other payables and accrued expenses	504,828	455,228
Registration rights liability	704,494	506,142
Advances from other unrelated companies	340,089	344,628
Amount due to related parties	31,120	31,121
Taxes payable	3,393,308	5,878,275
Short term loans	3,822,474	4,201,925
Total Current Liabilities	9,345,240	11,738,686

Common Stock, $.001 par value, 6,313,617 shares subject to redemption	20,519,255	20,519,255

Commitment	-	-

Stockholders' Equity
Preferred Stock, $.001 par value, 20,000,000 shares authorized, Zero shares issued and outstanding	-	-
Common stock, $.001 par value, 780,000,000 shares authorized, 12,068,085 shares issued and outstanding	12,068	12,068
Additional paid-in capital	1,268,766	1,200,077
Statury reserve	2,578,042	1,882,797
Retained earnings	17,224,614	11,764,079
Accumulated other comprehensive income	2,402,277	2,404,419
Total Stockholders' Equity	23,485,768	17,263,441

Total Liabilities and Stockholders' Equity	$53,350,263	$49,521,382

CHINA GREEN AGRICULTURE INC. AND SUBSIDIARIES
STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2008 AND 2007
(Unaudited)

	2008	2007
Cash flows from operating activities
Net income	$6,155,780	$4,761,797
Adjustments to reconcile net income to net cash
provided by operating activities

Share capital contribution - rental and interest paid by shareholders	-	32,177

Stock options granted for compensation	68,690	-
Depreciation	737,464	402,782
Amortization	53,494	48,909
Decrease / (Increase) in current assets
Accounts receivable	(950,555)	766,758
Other receivables	32,262	-
Inventories	(3,306,067)	(1,718,529)
Advances to suppliers	(72,015)	131,916
Other assets	9,508	(731,007)
(Decrease) / Increase in current liabilities
Accounts payable	(26,200)	74,928
Unearned revenue	253,800	174,534
Tax payables	(2,485,151)	1,067,900
Advances from unrelated parties	-	762,443
Other payables and accrued expenses	243,560	(456,670)
Net cash provided by operating activities	714,571	5,317,938

Cash flows from investing activities
Acquisition of plant, property, and equipment	(460,797)	(247)
Advances for construction in progress	-	(5,178,556)
Additions to construction in progress	(1,464,432)	(20,352)
Cash paid to acquire china operation	-	(4,096,100)
Net cash used in investing activities	(1,925,229)	(9,295,255)

Cash flows from financing activities
Repayment of loan	(379,384)	(133,411)
Shares issuance cost	-	18,602,720
Proceeds issuance of shares subject to redemption	-	(4,250,000)
Restricted cash	58,914	-
(Payments)/proceeds to/from related parties	-	(632,926)
Net cash provided by (used in) financing activities	(320,470)	13,586,383

Effect of exchange rate change on cash and cash equivalents	(2,024)	34,412
Net increase (decrease) in cash and cash equivalents	(1,533,151)	9,643,478

Cash and cash equivalents, beginning balance	16,612,416	81,716
Cash and cash equivalents, ending balance	$15,079,265	$9,725,194

Supplement disclosure of cash flow information
Interest expense paid	$242,459	$178,095
Income taxes paid	$621,367	$-

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